RELEASE AND WAIVER OF ALL CLAIMS

THIS IS A RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as “Release” or “Agreement”) made this 3rd day of April, 2007, by and between Suburban Propane, L.P. (including its subsidiaries and affiliates, and hereinafter referred to as “Company” or “Suburban”) having a principal place of business at 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206 and Dennis W. Trautman residing at 4495 Spruce Ridge Drive, Manlius, New York 13104 (hereinafter referred to as “Employee”).

IN CONSIDERATION of the covenants undertaken and the releases contained in this Release, the Employee and Suburban agrees as follows:

1.	DEFINITIONS. As used in this Release, the following terms shall have the following meanings:
A.	“Severance Period” shall mean the twenty-four (24) month period commencing on the Employment Termination Date (as defined below) and expiring on March 22, 2009.
B.	“Employment Termination Date” shall mean March 23, 2007.
C.

“LP-Gas, Fuel Oil or HVAC Business” shall mean any business engaged in the purchase, storage, distribution, sale or rental of liquefied petroleum gas, fuel oil, or related appliances and equipment; or engaged in the sale, installation or service of heating, ventilation and air conditioning appliances and equipment.

D.

“Change of Control,” with respect to any payment to be made to Employee hereunder, shall have the meaning ascribed to that term in the Suburban compensation or benefit plan from which such payment is being made.

2.             SUBURBAN shall pay to the Employee severance in the amount of Six Hundred Twenty Eight Thousand Eight Hundred Seventy-Five and 00/100 Dollars ($628,875.00), subject to adjustment as provided below, acknowledged by both parties to be equivalent to twelve (12) months’ base salary plus the 2007 Suburban Annual Incentive Plan Award that, at the present time, Employee could be expected to have earned under the Plan at the end of the 2007 fiscal year had Employee remained employed by Suburban on the payment date of that award as provided for in the Plan (which, for these purposes, has been calculated at 110% of budgeted EBITDA). The foregoing sum may be reduced by standard withholding and authorized deductions. The foregoing amount shall be paid in equal payments over a twenty-four (24) month period and in accordance with prevailing payroll practices of Suburban. The parties hereby agree that in the event that the actual final award under the 2007 Suburban Annual Incentive Plan be determined (in or around October 2007) for Plan participants using a level less than the foregoing 110% of EBITDA, then the foregoing total severance amount shall thereupon be decreased to reflect the amount of the actual award under that Plan that Employee would have earned had he still been employed by Suburban on the payment date of that award, and the remaining installment severance payments due Employee under this paragraph shall be reduced by such amount as is necessary so that the total severance to be paid by Suburban hereunder during the entire 24-month period equals that decreased total severance amount. Suburban shall give Employee written notice of any adjustment pursuant to the prior sentence. Employee’s participation in Suburban’s 401(k) plan shall not continue during the Severance Period. In further consideration of this Release and Waiver of All Claims:

A.

Suburban will make a one time payment in the amount equal to $38,250.00, less standard withholding and authorized deductions, representing full and final payment of the Employee’s account balance under the “Suburban Propane, L.P. Long Term Incentive Program (As Adopted Effective October 1, 1997)”. Payment of that amount shall be made on or around October 1, 2007. Should there be a Change of Control during the 6-month period after the Employment Termination Date, then and only then Employee will be eligible to receive payments for the 2005, 2006 and 2007 Award Cycles under, and in accordance with the terms and conditions of the Suburban Propane, L.P. Long Term Incentive Program II (As Adopted Effective October 1, 2002).

B.

The Employee currently has in his possession a company owned vehicle (a 2005 Ford Expedition) with a market value of $18,900 (the “Vehicle”). The title to the Vehicle and all related documents will be transferred to Employee as owner approximately 15-days after the signing of this agreement. It will be Employee’s responsibility to insure the Vehicle in the State in which the vehicle will be registered The Employee will receive a Form 1099 from the Company for tax purposes.

C.

Employee is eligible for Medical and Dental Benefits under a COBRA arrangement. For an 18-month period following the Employment Termination Date, the Company will pay the premiums for continued eligibility for those plans at Employee’s level of participation in such benefits as of the Employment Termination Date. Should the Employee become covered under another medical/dental plan during this 18-month period, he must immediately so notify the Company, at which time the Company’s obligations under this paragraph shall cease and be of no further force or effect.

D.

Employee will receive, at the Company’s cost, executive outplacement services. These services will be arranged through a mutually agreeable provider. Employee will work through the Company’s Vice-President of Human Resources no later than 31-days after the signing of this Agreement for those services. Cost is not to exceed $20,000.00.

E.	The current personal computer and related hardware in the possession of the Employee will be transferred to him with related documentation as owner.
F.

Should there be a Change of Control in the 6-month period following the Employment Termination Date, then and only then will Employee be eligible to have any unvested restricted units in his account vest and be delivered to Employee under, and in accordance with the terms and conditions of, Suburban Propane Partners, L.P. 2000 Restricted Unit Plan.

G.

In the event of a Change of Control or the Employee becomes deceased within the Severance Period, any and all remaining monies due to the Employee under this Agreement will be paid to Employee or his estate in accordance with this Agreement and the terms of the applicable Suburban compensation or benefit plans.

3.             IN EXCHANGE for the consideration set forth in Section 2 above, Employee agrees that his acceptance and execution of this Agreement constitutes a full, complete and knowing release and waiver of any claims asserted or non-asserted that he now has or now may have against Suburban arising out of his employment or termination of employment up to and including the date of this Agreement, including any claims Employee may have under state common law for torts or contracts (including wrongful or constructive discharge, breach of contract, emotional distress) or under federal, state or local statute, regulation, rule, ordinance or order that covers or relates to any aspect of employment or discrimination in employment including, but not limited to the following:

a.	Title VII of the Civil Rights Act of 1964, as amended;
b.	Civil Rights Act of 1991;
c.	Americans with Disabilities Act;
d.	Equal Pay Act of 1963;
e.	Family and Medical Leave Act of 1993;
f.	Age Discrimination in Employment Act;
g.	Older Worker’s Benefit Protection Act;
h.	Worker Adjustment and Retraining Notification Act;
i.	Employee Retirement Income Security Act of 1974;
j.	Occupational Safety and Health Act of 1970;
k.	Fair Labor Standards Act;
l.	Consumer Credit Protection Act, Title III;
m.	New Jersey Law Against Discrimination;
n.	New Jersey Conscientious Employee Protection Act;
o.	New Jersey Worker and Community Right to Know Act;
p.	New Jersey Family Leave Act;
q.	New Jersey Worker Health and Safety Act;
r.	New Jersey Civil Rights Act;
s.	any comparable state laws which may apply;
t.	any state or federal “whistleblower” statutes; or

u.

any claim for severance pay, bonus, salary, Suburban units, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability except as may otherwise be provided in this Agreement.

The foregoing shall not affect vested rights the Employee may possess under any retirement plan.

4.             IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, Employee hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to sue, and fully and forever releases and unequivocally discharges Suburban, its subsidiaries, affiliates, divisions, successors, predecessors and assigns, together with its and their past and present trustees, supervisors, directors, officers, agents, attorneys, insurers, employees, unit holders, and representatives, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which the Employee now owns, holds, or claims to have, own, or hold or that Employee at any time heretofore had, owned, held or claimed to have, own, or hold, against each or any of the Releasees. The release set forth in this Section 4 shall not apply to any claims that Employee may be able to assert in order to enforce the provisions of this Agreement.

5.             THE EMPLOYEE covenants and agrees that he will not, either individually or in concert with others, file or voluntarily participate or assist in the prosecution of any court proceedings against the Releasees, provided that nothing in this Agreement shall prevent

(a) Employee’s participation in any such proceeding where such participation is required by summons or subpoena or is otherwise compelled by law, or (b) Employee’s challenge to the validity of this Release.

6.             IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, THE EMPLOYEE agrees that during the Severance Period, he shall not, directly or indirectly, whether in his individual capacity or as a partner, director, principal, employee, creditor, shareholder of another entity, or otherwise:

A.

Promote, participate, or engage in any activity competitive with Suburban’s business as of the Employment Termination Date (including any LP-Gas, Fuel Oil or HVAC Business) within the states in which Suburban conducts operations as of the Employment Termination Date, except as may be requested or permitted in writing by Suburban.

B.

In the states described in subsection A above, take any action without Suburban’s prior written consent to establish or form an LP-Gas, Fuel Oil or HVAC Business competitive with Suburban’s business, or to become employed by or render services, advice or assistance to any such competing business.

C.

Solicit (a) the employment of or hire any employee of Suburban or assist in the hiring of any such employee; (b) any customer of Suburban within the states, described in subsection A above; or (c) any person which Employee solicited on behalf of Suburban as a potential employee or customer while employed by Suburban. In addition, Employee shall not interfere with, or attempt to interfere with any relationship, contractual or otherwise, between Suburban and its customers, employees or vendors. For purposes of this subsection, a generic advertisement, placed in a medium of general availability and not specifically directed, expressly or by implication, to employees or customers of Suburban, shall not be considered solicitation.

Employee acknowledges that the restrictions set forth in this Section 6 are reasonable given that he had Company-wide and nation-wide responsibilities while employed by Suburban.

Employee’s failure to comply with the provisions of Sections 6 through 10 of this Agreement shall entitle Suburban (in addition to all other legal and equitable remedies Suburban may have) to terminate, or seek reimbursement of, the provision or payment of any benefits or severance amounts to which Employee may otherwise be entitled under this Release. The provisions of this Section 6 shall supersede the terms and conditions of an Agreement dated the 9th day of November, 2003 by and between Suburban and the Employee and shall not preclude the Employee from investing in publicly traded companies so long as Employee does not thereby own more than five percent (5%) of any such company.

7.             IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, THE EMPLOYEE agrees that he will not disparage Suburban or its officers, supervisors, directors, or employees to any third parties (including, but not limited to, investors, customers or employees of Suburban; potential investors, customers or employees of Suburban; competitors; suppliers; or vendors) or through any medium (including, but not limited to, trade publications, newspapers, or the internet). Suburban agrees that it will not disparage Employee to any third parties or through any medium (including, but not limited to, trade publications, newspapers, or the internet).

8.             IN FURTHER CONSIDERATION FOR THE PAYMENTS SET FORTH ABOVE, THE EMPLOYEE agrees not to disclose to persons or entities not employed by, or affiliated with Suburban, nor use for his own benefit, any information or data which was developed or obtained by the Employee during his/her employment by Suburban, either before or after his execution of this Release, or which in any manner relates to Suburban or the manner in which its business is conducted. The restrictions of this section shall not apply to any information which is, or becomes, generally available to the public other than as a result of Employee’s actions not expressly authorized by Suburban.

9.             THE EMPLOYEE understands and agrees that he has no right to further employment with Suburban and that Suburban will have no obligation to reemploy him at any time in the future. The Employee hereby resigns from any and all director, officer and similar positions that he holds with Suburban or any affiliate thereof as of the Employment Termination Date.

10.           THE EMPLOYEE represents that, subject to Sections 2.B and 2.E above, he has returned to Suburban all Suburban property in the possession of Employee, including but not limited to Suburban property, assets, information, policy and procedure manuals.

11.           THE EMPLOYEE hereby agrees and acknowledges that this Release and its contents shall not constitute or be deemed an admission of liability or wrongdoing on behalf of Suburban or the Employee, the same being expressly denied by each party.

12.           THE EMPLOYEE covenants and agrees that he will treat this Release and its contents in a confidential manner and not disclose any of its terms, including the amount of money referred to or the terms of the non-compete provision contained in this Release, with any party other than his own spouse, attorney(s), accountant(s) or other professional advisors. Suburban likewise agrees to keep this Release and its contents confidential. Notwithstanding the foregoing, (a) the Employee shall make the restrictions set forth in

Section 6 through 8 above known to any future employer or potential employer during the Severance Period and (b) Suburban may disclose this Release and its contents as required by law or regulation (and to the extent of such disclosure by Suburban, Employee shall thereafter no longer be bound by the non-disclosure provisions of this Section 12).

13.           THE EMPLOYEE warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by him by virtue of the receipt of any portion of the consideration herein provided. Employee agrees to hold Suburban harmless from any claims by taxing authorities arising solely out of Employee’s failure to properly report any amounts received by Employee pursuant to this Release.

14.           THE EMPLOYEE acknowledges that he has been encouraged to seek the advice of an attorney of his choice in regard to this Release. Suburban and the Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. The Employee hereby understands and acknowledges the significance and consequences of such Release and represents that the terms of this Release are fully understood and voluntarily accepted by him, without coercion.

15.           THE EMPLOYEE further agrees and understands that he has twenty-one (21) days from his receipt of this Release to review and return this Release to Suburban’s Human Resources Department in Whippany, New Jersey and seven (7) days following his signing of this Release to revoke the Release.

16.           THE EMPLOYEE acknowledges that he has had a sufficient amount of time to consider the terms of this Release. Both the Employee and Suburban have cooperated in the drafting and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against any party on the basis that the party was the drafter. In any event, it is agreed that this Release shall be interpreted in accordance with the laws of the state of New Jersey.

17.           THIS RELEASE instrument constitutes the entire agreement concerning the Employee’s termination of employment with Suburban and all other subjects addressed herein. This Release supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning all subject matters covered herein. This is an integrated document. Any amendments or changes in the obligations created by this Agreement shall not be effective unless reduced to writing and signed by both parties. This Release is personal to the Employee and may not be assigned by him.

18.           IF ONE OR MORE of the provisions of this Release shall for any reason be held invalid, illegal or unenforceable in any respect by a Court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Release, but this Release shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. It is the intention of the parties to this Agreement that in the event of any such holding of invalidity, illegality or unenforceability, the provision(s) so affected be construed by the Court in such a manner as to lawfully effect the intentions of the parties as set forth in such provision(s). Employee’s covenants and obligations under this Release shall survive the Severance Period unless expressly limited to said period.

PLEASE READ CAREFULLY. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. THIS AGREEMENT INCLUDES A RELASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Employee and Suburban have executed this Release and Waiver of all claims as of the date first above written.

Suburban Propane, L.P.
/s/ DENNIS W. TRAUTMAN	By:	/s/ MICHAEL M. KEATING
Dennis W. Trautman
	Title:	Vice President – HR and Administration